Exhibit 10.1

EMPLOYMENT, NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”) is effective as of August 1st, 2019, by and between SCHLUMBERGER LIMITED, a Curaçao corporation (the “Company”), and Paal Kibsgaard (“Executive”).

1.Employment of Executive:  In consideration of the mutual covenants and agreements herein contained, including Executive’s execution of a release of claims as provided in as Exhibit A to this Agreement, the Company and Executive enter into an agreement retaining Executive’s services as described herein, securing Executive’s covenants herein, establishing certain incentive, tenure and performance criteria related to such employment, and otherwise fixing Executive’s benefits.

2.Term and Extent of Services: The term will commence August 1, 2019 (the “Effective Date”) and will continue until the close of business on July 31, 2022 (the “Term”). This Agreement does not constitute a guarantee of continued employment but instead provides for certain obligations of, and rights and benefits for, Executive during the Term, and in the event his employment with the Company terminates under the circumstances described herein.  Effective as of August 1, 2019, Executive shall resign from his positions as Chairman of the Board and as Chief Executive Officer of the Company. Executive will remain employed by the Company through the end of the Term, unless otherwise terminated under Section 4.  During the Term, the Executive shall be employed as an advisor reporting to the Chairman of the Board of Directors of the Company (the “Board”). At the expiration of the Term, Executive’s employment with the Company and all of its affiliates shall terminate.

Nothing herein shall prohibit Executive, during the Term, from being engaged as a consultant or employee to organizations and businesses or to be appointed to their board of directors except those specifically identified as Unauthorized Competitors in Section 5.  Executive agrees that he will not accept employment with any oil and gas related company without prior written approval from the Chairman of the Board.  For the avoidance of doubt, “oil and gas related company” expressly excludes any Unauthorized Competitor.

3.Non-Competition Payments and Benefits:

(a)

Base Salary:  During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive shall be entitled to payment of annual base salary of $2,000,000.00 (Two Million Dollars), and shall be paid in accordance with the Company’s standard payroll practices for employees.

(b)

Welfare Benefits: During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive shall be eligible to participate in the Company’s health, welfare and insurance plans (e.g., medical, dental, vision, life insurance, short- and long-term disability, etc.) on a basis comparable to that of other United States employees of the Company from time to time.

(c)

Pension: During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive shall continue to accrue benefits under the Company’s pension plans.

(d)	Incentive Plans:

i.

During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will continue to vest in stock options and performance share units (“PSUs”) previously granted to Executive under the Company’s stock incentive plans in accordance with the terms of those plans and any applicable agreement.

ii.

Except for termination of Executive’s employment for Cause pursuant to Section 4(c) or upon Executive’s employment with an Unauthorized Competitor identified in Section 5(c)(i), Executive shall, pursuant to the terms of Executive’s stock option and PSU award agreements, and upon execution and delivery of this Agreement, be deemed to have terminated his employment with the Company at the end of the Term due to “Special Retirement,” as defined in the applicable equity award agreements and plan rules, and shall have the period to exercise any outstanding stock options as per the plan rules of five years, to the extent that such options were exercisable as of the date of such termination. In addition, any PSUs outstanding as of such date will continue to vest according the terms of the applicable PSU award agreements.

iii.

For the year 2019, Executive will be eligible for the normal full-year cash incentive bonus, based on achievement of the personal and financial performance targets that were approved by the Board in early 2019, with the date of payment of such annual cash incentive award being the same as the date of payment for the other officers of the Company. The actual pay-out to Executive under this Section 3(d)(iii) shall be based on achievement of the established personal and financial performance targets as if Executive had been employed as Chairman and Chief Executive Officer for the full year and the payment will not be prorated.

iv.

From and after the Effective Date, Executive will not be eligible to participate in, or receive any, annual incentive or bonus program or payout of any kind, other than as described in Section 3(d)(iii) above.

(e)

Vacation: As soon as practicable following the Effective Date, Executive shall be paid a cash amount representing his accrued and unused vacation accumulated as of August 1, 2019. During the Term, Executive shall not be eligible to accrue vacation pay.

(f)

Expense Reimbursement:  The Company shall reimburse Executive for actual and reasonable business expenses incurred in the normal course of performing his duties hereunder, following delivery of supporting documentation therefor.  Executive shall submit all invoices for such incurred costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.  The Company shall reimburse Executive for any undisputed costs within 30 days of receipt of such invoices and supporting documentation as requested.  The Company accepts that Executive expects to remain on the International Advisory Board (“IAB”) of King Abdullah University of Science and Technology (“KAUST”), in Saudi Arabia, and agrees to pay, or reimburse Executive for,  first class air travel from Houston to the location of the official KAUST IAB meetings, for the duration of the Term or Executive’s service on the KAUST IAB, whichever is shorter.

4.Termination of Employment:  Should Executive’s employment terminate prior to the end of the Term, the following provisions of this Section 4 shall govern the rights of Executive under this Agreement:

(a)

Termination Due to Death: In the event Executive’s employment terminates during the Term as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death pursuant to any other plan or program of the Company.

(b)

Termination Due to Disability:  In the event Executive’s employment terminates during the Term due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive’s disability, Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to disability, plus any amounts payable on account of Executive’s disability pursuant to any other plan or program of the Company.

(c)

Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Term for Cause, as defined below, he shall be entitled to any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company.

“Cause” means Executive’s dishonesty relating to his employment with the Company, conviction of a felony, willful unauthorized disclosure of confidential information of the Company, or breach of any of Executive’s obligations in Section 5.

(d)

Voluntary Termination and Termination Due to Mutual Agreement: Upon 15 days’ prior written notice to the Company (unless otherwise waived by the Company in writing), Executive may voluntarily terminate his employment with the Company.  A voluntary termination pursuant to this Section 4(d) shall not include a termination under Section 4 (a), 4(b) or 4 (c) above, and shall not be deemed a breach of this Agreement by Executive (except if Executive accepts employment or other prohibited association with an Unauthorized Competitor during the Term).

Executive may work for another employer (excluding an Unauthorized Competitor) during the Term without terminating his employment relationship with the Company hereunder.  In the event Executive voluntarily terminates his employment with the Company during the Term pursuant to this Section 4(d), and (I) does not become employed by or otherwise render services to an Unauthorized Competitor or (II) becomes employed by an oil & gas related company, for which employment the Executive, will have received written pre-approval the Chairman of the Board prior to acceptance of employment, he shall be entitled to:

i.	other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

ii.	exercise any stock options granted under a plan of the Company that vested during the Term (and prior to his termination date) as per the Plan rules.

(e)

Termination due to Employment by or Services to Unauthorized Competitor:  If during the Term, Executive accepts employment with, or otherwise render services to, an Unauthorized Competitor (as defined in Section 5(c)), Executive shall be required to reimburse all payments and other value received by Executive under this Agreement no later than 30 days from the date the Company learns of the acceptance.  This repayment obligation shall not apply if Executive becomes an employee of an Unauthorized Competitor as a result of a merger or acquisition involving Executive’s employer and an Unauthorized Competitor.

For purposes of this Agreement, an Unauthorized Competitor means those companies as specifically identified in Section 5.

5.Confidentiality, Return of Property, and Covenant Not to Compete:

(a)

Confidentiality:  Executive acknowledges that the Company has provided and will provide Executive with Confidential Information.  Executive agrees that in return for this and other consideration provided under this Agreement, he will not disclose or make available to any other person or entity, or use for his own personal gain, monetary or otherwise, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder.  For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration but not limitation, Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manual, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

(b)

Return of Property: Executive agrees that at the time of leaving the Company’s employ, if not sooner, he will deliver to the Company all (and will not keep in his possession, recreate or deliver to anyone else, any) Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive.

(c)

Covenant Not to Compete:  Executive acknowledges that the skills, processes and information developed at the Company are highly proprietary and global in nature and could be utilized directly and to the Company’s detriment (or the detriment of any of the Company’s affiliates or ventures) by several other businesses.  Accordingly, (1) in consideration for the Confidential Information previously provided by the Company to Executive, (2) as part of the consideration for the payments to be made and benefits to be extended to Executive hereunder, (3) to protect the Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company and (4) as an additional incentive for the Company to enter into this Agreement, Executive agrees to be bound by the following restrictive covenants:

i.

Executive agrees that for a period of three (3) years from the Effective Date, he shall not accept employment with or otherwise render services, directly or indirectly, anywhere in the world, to any specifically identified Unauthorized Competitor, whether as a director, officer, agent, employee, independent contractor or consultant, or, during the Term, take any action inconsistent with the fiduciary relationship of an employee to his employer.  In order to protect the Company’s goodwill and other legitimate business interests, provide greater flexibility to Executive in obtaining other employment and to provide both parties with greater certainty as to their obligations hereunder, the parties agree that Executive shall not be prohibited from accepting employment or otherwise rendering any services, anywhere in the world with any company or other enterprise except an Unauthorized Competitor; provided, however, that before Executive may accept employment or a service engagement with any oil and gas related company that is not an Unauthorized Competitor, Executive must have received written pre-approval from the Chairman of the Board.

For purposes of this Agreement, an “Unauthorized Competitor” refers specifically to the following entities:

•	Halliburton Company;
•	Baker Hughes, a GE company;
•	Weatherford International Limited plc;
•	Archer Limited;
•	Oilserv Limited;
•	Aker Solutions ASA;
•	TechnipFMC plc;
•	National Oilwell Varco, Inc.;

•	any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry; and
•	any other oilfield equipment and services company,

and includes any and all of their parents, subsidiaries, affiliates, joint ventures or divisions, as of the date of this Agreement as well as any of their successors or assigns; provided, however, that the restrictions in this Section 5(c) shall not apply if Executive becomes an employee of an Unauthorized Competitor as a result of a merger or other acquisition involving Executive’s employer and an Unauthorized Competitor after Executive accepts employment or service under terms and conditions that otherwise satisfy this Agreement.

ii.

Executive further agrees that for a period of three (3) years from the Effective Date, he shall not at any time, directly or indirectly, induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures.

iii.

Executive acknowledges that the restrictive covenant under Section 5(c)(i), for which he received consideration from the Company as provided in Section 3, is ancillary to otherwise enforceable provisions of this Agreement with respect to the protection of Confidential Information, and that these restrictive covenants contain limitations as to time, geographical area and scope of activity to be restrained that are reasonable, and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as the Company’s need to protect its Confidential Information.

iv.

Executive acknowledges that in the event of a breach by Executive of any of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction and permanent injunction, in addition to any other remedies that may be available by law.  In that connection, Executive acknowledges that in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

v.

Executive further acknowledges that if his employment terminates prior to the Term for any reason, the restrictive covenant provisions of Section 5 will extend throughout the remainder of the Term or indefinitely, as provided in the applicable subsection of this Section 5.

vi.

Executive further agrees that in the event that (x) the Company determines that Executive has breached any term of Section 5(c) or (y) all or any part or of Section 5(c) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Executive and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may immediately stop payment or issuance of any future amounts due pursuant to Section 3, and may in its sole discretion require that Executive repay to the Company, within five business days of receipt of written demand therefor, an amount equal to the payments or benefits received by Executive pursuant to Section 3.  The repayment required by the foregoing provision shall be net of any taxes withheld on the original payments to Executive.

vii.

Executive expressly recognizes that Executive was a high-level, executive employee who was provided with access to Confidential Information of the Company as part of Executive’s employment and that the restrictive covenants set forth in this Section 5 are reasonable and necessary in light of Executive’s prior executive position and prior access to the Company’s Confidential Information.

(d)

Employment by Affiliates: Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate.  For purposes of this Agreement, the term “Affiliate” means (i) Schlumberger Limited, a Curaçao corporation, (ii) any entity in which the equity interests owned or controlled directly or indirectly by Schlumberger Limited represent 40% or more of the voting power of the issued and outstanding equity interest of such entity, and (iii) any other company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

(e)

Non-Disparagement:  Executive agrees that he shall not, directly or indirectly, whether in writing, orally or electronically, make any negative, derogatory or other comment that could reasonably be expected to be detrimental to the Company or any of its Affiliates, their business or operations, or to any of its or their current or former employees, officers or directors.  Notwithstanding the foregoing, nothing in this Agreement, including the confidentiality provisions above, limits Executive’s ability to communicate with the Securities and Exchange Commission (or any other governmental agency) regarding any possible violations of law, to otherwise participate in any investigation or proceeding that may be conducted by a governmental agency (including providing documents or other information without notice to the Company), or to receive any award for information provided to a governmental agency.

(f)

Notification of Future Employer.  Executive consents to the Company showing this Agreement to any third party believed by the Company to be a prospective or actual employer of Executive, and to insisting on Executive's compliance with the terms of this Agreement.

6.Expenses: The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorney’s fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

7.Notices: For purposes of this Agreement, all notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Schlumberger Limited
5599 San Felipe, 17th Floor
Houston, TX 77056
ATTENTION: General Counsel

If to Executive:	Paal Kibsgaard
3030 Post Oak Blvd, Unit 402
Houston, TX 77056

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.Applicable Law; Venue: The validity, interpretation, construction and performance of this Agreement will be governed exclusively by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such state.  Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas.  Each of Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

9.Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.Withholding of Taxes: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.No Assignment; Successors: Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation, or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than as provided in Section 4(a), a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

12.Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment, severance or other agreement between the Company or any predecessor of the Company and Executive; except that (i) this Agreement will not affect or reduce any benefit or compensation inuring to Executive of a kind elsewhere expressly provided and not modified in this Agreement, and is not intended to modify the terms and conditions of the award agreements or plans governing the terms of Executive’s equity compensation awards and (ii) any restrictive covenants included in prior arrangements with the Company or its Affiliates that impose additional or broader requirements or restrictions on Executive remain in effect in accordance with their terms.

13.Release of Claims:  In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive has executed a “Waiver and Release,” in the form attached hereto as Exhibit A.  Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on June 15th, 2019, and was given sufficient time to consider whether to sign the Agreement and the Waiver and Release.  The Company’s obligations under this Agreement are expressly conditioned on the execution of the Waiver and Release within the time period set forth in Section 2, and Executive’s failure to execute and deliver such Waiver and Release, or Executive’s revocation of the Waiver and Release within the seven-day period provided in the Release, will void the Company’s obligations hereunder.

14.Section 409A:  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Section 2 would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

15.No Waiver:  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.Headings:  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 17th day of July 2019, but effective as of the 1st of August 2019.

SCHLUMBERGER LIMITED

By:	/s/ Alexander C. Juden
	Name:	Alexander C. Juden
	Title:	Secretary and General Counsel

EXECUTIVE

/s/Paal Kibsgaard

Exhibit A

Schlumberger Limited

Waiver And Release

Schlumberger Limited has offered to pay me the payments (the “Release Payments”) contemplated by section 3(a) of my Employment Agreement with Schlumberger Limited, effective as of August 1st, 2019 (the “Agreement”), which is in addition to any remuneration or benefits to which I am already entitled.  This Release Payment was offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Schlumberger Limited and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Agreement.  I have read this Waiver and Release and the Agreement (which, together, are referred to herein as the “Agreement Materials”) and the Agreement is incorporated herein by reference.  The payment of the Release Payment is voluntary on the part of the Company and is not required by any legal obligation other than the Agreement.  I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for the Release Payment, I must sign (and return to Alexander C. Juden, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, TX 77056) this Waiver and Release by 5 p.m. on July 17th, 2019.  I acknowledge that I have been given at least 21 days to consider whether to sign the Agreement and whether to execute this Waiver and Release.

In exchange for the payment to me of the Release Payments, which is in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree never to institute, maintain or prosecute, or induce or assist in the instigation, commencement, maintenance or prosecution of any action, suit, proceeding or administrative charge in any forum regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; claims in connection with workers’ compensation; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  Notwithstanding the above, nothing in this Waiver and Release is intended to (i) release or affect in any way any board resolution or by-law of the Company or other agreement between me and the Company which may provide for indemnity and/or director and officer insurance coverage relating to any potential claim against me arising out of my role as an officer and employee of the Company, (ii) release or affect in any way any claims arising under the Agreement or (iii) prevent me from filing a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iv) prevent me from filing any claims that are not permitted to be waived or released under applicable law . However, I further agree and covenant that I will not seek or accept any personal, equitable or monetary relief from the Corporate Group in any action, suit, proceeding or administrative charge filed on my behalf by any person, organization or other entity against the Corporate Group. Notwithstanding the foregoing, I understand and the Company agrees, that nothing in the Agreement or this Waiver and Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation, making other disclosures that are protected under the whistleblower provisions of federal law or regulation or receiving an award for information provided to any government agency (collectively the “Protected Disclosures”). This Agreement and the Waiver and Release do not limit my right to receive an award for information provided to any governmental agencies. Pursuant to the Defend Trade Secrets Act of 2016, I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any secret or confidential information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I acknowledge that payment of the Release Payment to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation. Except as provided in the Agreement Materials, I acknowledge that neither the Company nor any other member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that the Company and I contemplate an unequivocal, complete and final dissolution of my employment relationship following the Term (as defined in the Agreement).  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or the Affiliates and I hereby waive any right to future employment by the Company or any other member of the Corporate Group.

Subject to the provisions above regarding Protected Disclosures, both the Company and I agree to refrain from any criticisms or disparaging comments about each other or in any way relating to my employment or separation and the Company and I specifically acknowledge that our willingness to enter into this Waiver and Release is in anticipation of our fidelity to this commitment.  The above is not intended to restrict me from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as I may elect to convey, nor is it intended to restrict the Company from conducting such confidential internal communications as may be necessary to manage this resignation in a businesslike way.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the other Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.  I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Rebecca Bleeker, Executive Compensation Manager of Schlumberger Limited - Houston, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to pay me the Release Payment.  I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date: